QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8) of Commerce One, Inc. pertaining to the Appnet Systems, Inc. 1999 Stock Incentive Plan, Appnet Systems, Inc. 1998 Stock Option and Incentive Plan, Internet Outfitters, Inc. 1996 Incentive Stock Option Plan and the Century Computing, Incorporated Incentive Stock Option Plan, of our report dated January 18, 2001, except for Note 16, as to which the date is March 20, 2001, with respect to the consolidated financial statements and financial statement schedule of Commerce One, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Walnut Creek, California
July 9, 2001

QuickLinks

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS